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                                                                   Exhibit 10.10
                                                                   -------------

LEASE

(SINGLE-TENANT BUILDINGS ON MULTI-BUILDING PROJECT)

by and between

MARTIN/CAMPUS ASSOCIATES, L.P.

("Landlord")

and

AMPEX CORPORATION

("Tenant")

For the approximately 132,150 SF Premises at
1228 Douglas Avenue, 1250 Douglas Avenue and 550 Broadway, Redwood City, CA
94063

LEASE SUMMARY

Lease Date: January 19, 1996

Landlord:   Martin/Campus Associates, L.P.

Address of Landlord:     c/o The Martin Group
         100 Bush Street, 26th Floor
         San Francisco, CA 94104

Tenant:     Ampex Corporation

Address of Tenant:       401 Broadway, MS 140
         Redwood City, CA 94063

Contact:    John Dods
         Director of Facilities < t Administration

Telephone:  (415)367-2115

Building Addresses:      1228 Douglas Avenue, 1250 Douglas Avenue, 550 Broadway,
         Redwood City, CA 94063

Total Building Square Footage:      132,150 square feet

Anticipated Commencement Date:      May 1, 1996

Term:    approximately ten (10) years (see paragraph 4.A.)

Monthly Rent (net):      $112,327.50/month

Security Deposit:        $1,347,930 (see paragraph 7)

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TABLE OF CONTENTS

1.       Parties  1

2.       Premises 1

3.       Definitions       1

4.       Lease Term        3

5.       Rent     5

6.       Late Payment Charges       7

7.       Security Deposit  8

8.       Holding Over      10

9.       Tenant Improvements        10

10.      Conditions of Premises     10

11.      Use of Premises   11

12.      Quiet Enjoyment   15

13.      Alterations       15

14.      Surrender of Premises      16

15.      Real Property Taxes        16

16.      Utilities and Services     18

17.      Repairs and Maintenance    18

18.      Liens    19

19.      Landlord's Right to Enter the Premises      20

20.      Signs    20

21.      Insurance         21

22.      Waiver of Subrogation      24

23.      Damage or Destruction      24

24.      Condemnation      26

25.      Assignment and Subletting  26

26.      Default  28

27.      Subordination     30

28.      Notices  31

29.      Attorneys' Fees   31

30.      Estoppel Certificates      31

31.      Transfer of the Premises by Landlord        32

32.      Landlord's Right to Perform Tenant's Covenants       32

33.      Tenant's Remedy   32

34.      Mortgagee Protection       33

35.      Brokers  33

36.      Acceptance        33

37.      Parking  33

38.      General  33

TABLE OF EXHIBITS

EXHIBIT A     The Premises and The Property
EXHIBIT A-1   The Project
EXHIBIT B     Work Letter Agreement
EXHIBIT B-1   Preliminary Plans
EXHIBIT C     Commencement Date Memorandum
EXHIBIT D     Estimated Improvements Budget
EXHIBIT E     Financial Tests Calculations
EXHIBIT F     Form of Letter of Credit
EXHIBIT G     Form of Confidentiality Agreement

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LEASE

(SINGLE-TENANT BUILDINGS ON MULTI-BUILDING PROJECT)

1.   Parties.

THIS LEASE (the "Lease"), dated January 19, 1996, is entered into by and between Martin/Campus Associates, L.P., a Delaware limited partnership ("Landlord"), whose address is c/o The Martin Group, 100 Bush Street, San Francisco, CA 94104, and Ampex Corporation, a Delaware corporation ("Tenant"), whose address is 401 Broadway, Redwood City, CA 94063.

2.   Premises.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those certain premises consisting of a total area of approximately 132,150 square feet in those certain buildings, commonly known as 1228 Douglas Avenue (Building 8), 1250 Douglas Avenue (Building 20), and 550 Broadway (Building 10), consisting of approximately 32,000 square feet, 32,512 square feet, and 67,638 square feet, respectively (each, a "Building," but collectively, the "Buildings") in the City of Redwood City, County of San Mateo, California, together with the exclusive use of the Outside Area described in paragraph 3.J., as more particularly shown on EXHIBIT A (collectively, the "Premises"). If, however, Landlord constructs any buildings on the Property for occupancy by any tenant(s) other than Tenant, upon completion of such building(s) the Outside Area shall be converted to common area, available for the non-exclusive use by Tenant and any other tenant(s) of the Property. In such event, Landlord shall have exclusive control of the Outside Area and may at any time temporarily close any part thereof, exclude and restrain anyone from any part thereof, except the bona fide customers, employees and invitees of Tenant who use the Outside Area in accordance with the reasonable rules and regulations as Landlord may from time to time promulgate, and may, at Landlord's election, renovate, reconstruct and/or improve the Outside Area and change the configuration or location of the Outside Area. In exercising any such rights, Landlord shall not unreasonably disrupt Tenant's business. As used herein, the term "Property" shall mean the real property shown on EXHIBIT A consisting of approximately nine and 31/l00ths (9.31) acres, upon which the Buildings are located.

3.   Definitions.

The following terms shall have the following meanings in this Lease:

A. Alterations. Any alterations, additions or improvements made in, on or about the Premises after the Commencement Date, including, but not limited to, lighting, heating, ventilating, air conditioning, electrical, hard wall partitioning, drapery and carpentry installations.

B. Capital Improvements. Those certain improvements to the Premises to be constructed by Landlord pursuant to paragraph 10.A.

C. Commencement Date. The Commencement Date of this Lease shall be the first day of the Term determined in accordance with paragraph 4.A.

D. HVAC. Heating, ventilating and air conditioning.

E. Improvements. Tenant Improvements and Capital Improvements.

F. Imputed Rent. The Monthly Rent due under paragraphs 5.A. and 5.B. of the Lease before deduction of any Improvement Credits and/or Interest Credits to which Tenant may be entitled under paragraph 5.C.

G. Interest Rate. Twelve percent (12%) per annum, however, in no event to exceed the maximum rate of interest permitted by law.

H. Landlord's Agents. Landlord's authorized agents, partners, subsidiaries, directors, officers, and employees.

I. Monthly Rent. The rent payable pursuant to paragraph 5.A., as adjusted from time to time pursuant to the terms of this Lease.

J. Outside Area. All areas and facilities within the Property, exclusive of the Buildings, including without limitation, sidewalks, landscaped areas, service

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areas, trash disposal facilities, and similar areas and facilities, subject to the reasonable rules and regulations and changes therein from time to time promulgated by Landlord governing the use of the Outside Area

K. Project. That certain real property described in EXHIBIT A-1 consisting of approximately 32.86 acres, upon which are located the Buildings, together with seven (7) other buildings consisting of a total building square footage of approximately 545,658 square feet.

L. Real Property Taxes. Any form of assessment, license, fee, rent tax, levy, penalty (if a result of Tenant's delinquency), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is: (i) determined by the area of the Property or any part thereof or the rent and other sums payable hereunder by Tenant or by other tenants, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Property or any part thereof; (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Property; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Property whether or not now customary or within the contemplation of the parties; or (v) surcharged against the parking area.

M. Rent. Monthly Rent defined in paragraph 3.I. plus the Additional Rent defined in paragraph 5.E.

N. Security Deposit. That amount paid by Tenant pursuant to paragraph 7.

O. Sublet. Any transfer, sublet, assignment, license or concession agreement, change of ownership, mortgage, or hypothecation of this Lease or the Tenant's interest in the Lease or in and to all or a portion of the Premises.

P. Subrent. Any consideration of any kind received, or to be received, by Tenant from a subtenant if such sums are related to Tenant's interest in this Lease or in the Premises, including, but not limited to, bonus money and payments (in excess of book value) for Tenant's assets including its trade fixtures, equipment and other personal property, goodwill, general intangibles, and any capital stock or other equity ownership of Tenant.

Q. Subtenant. The person or entity with whom a Sublet agreement is proposed to be or is made.

R. Tenant Improvements. Those certain improvements to the Premises to be constructed by Landlord pursuant to EXHIBIT B.

S. Tenant's Personal Property. Tenant's trade fixtures, furniture, equipment and other personal property in the Premises.

T. Term. The term of this Lease set forth in paragraph 4.A., as it may be extended hereunder pursuant to any options to extend granted herein.

4.   Lease Term.

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A. Term. The Term shall commence on the date (the "Commencement Date") which is the earlier of (i) substantial completion of the Initial Capital Improvements and the Tenant Improvements, or (ii) May 1, 1996, and terminate on the date which is the later of (i) ten (10) years from the Commencement Date, or (ii) the expiration date of the lease, if any, between Landlord and Tenant for the approximately 60,000 square foot, two-story building contemplated to be built by Landlord for Tenant north of Broadway ("Build-to Suit Premises"), unless sooner terminated. In no event, however, will the Term of the Lease be more than thirteen (13) years. If the Improvements to the Buildings are completed on different dates, the "Commencement Date" shall be the first date that the Improvements for any Building(s) are substantially completed. For the purposes of this Lease, "substantial completion" shall mean that the Initial Capital Improvements and the Tenant Improvements have been completed in accordance with the Final Plans and Specifications approved by Landlord and Tenant, subject only to minor punch-list items, and the City of Redwood City has issued a final building inspection approval for such Improvements.

B. Delays in Completion. Tenant agrees that if Landlord, for any reason whatsoever, is unable to substantially complete the Initial Capital Improvements and the Tenant Improvements on or before May 1, 1996, Landlord shall not be liable to Tenant for any loss or damage therefrom, nor shall this Lease be void or voidable. Landlord agrees that, if substantial completion of the Initial Capital Improvements and the Tenant Improvements is delayed beyond May 1, 1996 for any reason other than delays caused by Tenant, Tenant shall have the right to continue to occupy the buildings at 2655 Bay Road, 401 Broadway, 565 Broadway and 595 Broadway until the Initial Capital Improvements and the Tenant Improvements for the Buildings at 550 Broadway and 1250 Douglas Avenue are substantially completed, as provided in the Lease dated January 16, 1996 between Landlord and Tenant for the premises located at 2655 Bay Road, 2755 Bay Road, 401 Broadway, 411 Broadway, 565 Broadway, and 595 Broadway, Redwood City, California. Upon the establishment of the actual Commencement Date, Landlord and Tenant shall execute a Commencement Date Memorandum in the form set forth in EXHIBIT C.

C. Early Entry. Tenant shall be permitted to occupy the Building at 1228 Douglas Avenue during the construction of the Initial Capital Improvements and the Tenant Improvements. Tenant's occupancy shall be subject to all of the terms and conditions of this Lease, except for the payment of Monthly Rent, insurance premiums and Real Property Taxes, which shall not commence until the Rent Commencement Date for the Building at 1228 Douglas Avenue. Landlord shall not be liable to Tenant for any inconvenience to or interference with Tenant's business that may be caused by the completion of the Initial Capital Improvements and the Tenant Improvements during Tenant's occupancy of the Building at 1228 Douglas Avenue. Landlord shall, however, use diligent efforts to minimize any interference with the conduct of Tenant's business.

D. Early Termination. Tenant shall have a one-time right to terminate this Lease effective at the end of the sixtieth (60th) month after the Commencement Date provided that Tenant strictly complies with the following:

(1) Tenant must exercise such right by delivering written notice of exercise to Landlord on or before the expiration of the forty-eighth (48th) month after the Commencement Date.

(2) As consideration for such early termination, Tenant shall pay to Landlord, as Additional Rent, the sum of (a) the then unamortized portion of the $198,225.00 leasing commission paid to Cornish & Carey Commercial; (b) the then

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unamortized portion of the cost of the Tenant Improvements not to exceed
$1,321,500; and (c) six months of the Monthly Rent (excluding the Additional
Rent) in effect at the time the notice is delivered (collectively, the "Termination Fee"). Upon determination of the actual cost of the Tenant Improvements, Landlord and Tenant shall execute a memorandum confirming the Tenant Improvements cost to be amortized hereunder. The leasing commission and the cost of the Tenant Improvements shall be fully amortized over ten (10) years at the Improvement Interest Rate defined in paragraph 5.C. Tenant shall pay one-half (1/2) of the Termination Fee to Landlord in cash, or at Tenant's option in the form of an L-C (provided that the L-C is issued by a bank mutually acceptable to Landlord and Tenant and substantially in the form attached as EXHIBIT F) upon delivery of Tenant's notice of termination and the remaining one-half (1/2) of the Termination Fee to Landlord in cash, no later than sixty
(60) days prior to the expiration of the sixtieth (60th) month of the Term. If Tenant elects to deliver an L-C for the first half of the Termination Fee due to Landlord, such L-C shall provide that Landlord may draw upon the L-C for the full amount thereof immediately upon the expiration of the sixtieth (60th) month of the Tenn.

5.   Rent.

A. Monthly Rent. Tenant shall pay to Landlord, in lawful money of the United States, Monthly Rent in the amount of $112,327.50 per month (subject to adjustment as provided below), which amount represents the sum of $27,200.00 per month for the Building at 1228 Douglas Avenue, $27,635.20 per month for the Building at 1250 Douglas Avenue, and $57,492.30 per month for the Building at 550 Broadway. The actual commencement date for the payment of Monthly Rent with respect to each of these Buildings may vary and shall be the date (the "Rent Commencement Date") which is the earlier of (I) the date of substantial completion of the Initial Capital Improvements and the Tenant Improvements to be constructed by Landlord for each Building, or (ii) May 1, 1996; provided, however, that if substantial completion of the Initial Capital Improvements and/or the Tenant Improvements for any Building(s) has not occurred on or before May 1, 1996 due to delays caused by Landlord, the Rent Commencement Date for such Building(s)shall be date of substantial completion of the Initial Capital Improvements and the Tenant Improvements for such Building(s). If the Term of this Lease extends beyond the date which is ten (10) years from the Commencement Date, the Monthly Rent for the eleventh (11th) year of the Term shall be (I) 134% of the initial Monthly Rent for the Premises (i.e., $150,518.85 per month) if the cumulative increase in the Index from the Commencement Date through the tenth (10th) year of the Term exceeds thirty-four percent (34%), or (ii) the Monthly Rent payable during the last month of the tenth (10th) year of the Term, increased by the percentage increase in the Index over the twelve (12) month period immediately preceding the commencement of the eleventh (11th) year of the Term (calculated as provided in paragraph 5.B.) if the cumulative increase in the Index during such 10-year period is thirty-four percent (34%) or less. At the commencement of the twelfth (12th) and thirteenth (13th) years of the Term (if applicable), the Monthly Rent shall be increased by the percentage increase in the Index, calculated as provided in paragraph 5.B. over the previous 12 month period.

Monthly Rent shall be paid in advance, on the first day of each calendar month, without abatement, deduction, claim, offset, prior notice or demand except that the Monthly Rent due for the first month of the Term shall be paid by Tenant on the date that close of escrow occurs for the purchase of the Project by

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Landlord from Tenant ("Close of Escrow"). Additionally, Tenant shall pay, as and with the Monthly Rent, the management fee described in paragraph 5.D., and the monthly cost of insurance premiums required pursuant to paragraph 21.C.

B. Adjustments to Monthly Rent. The Monthly Rent shall be adjusted as of the first day of the month which is twelve (12) months from the last Rent Commencement Date and every twelve (12) months thereafter (each, an "Adjustment Date") by the percentage increase in the Consumer Price Index, All Urban Consumers, All Items, published by the U.S. Department of Labor, Bureau of Labor Statistics for the San Francisco-Oakland-San Jose Metropolitan Area (1982-84=100) (the "index"). (If, however, the last Rent Commencement Date occurs at any time after the first day of the calendar month, the first Adjustment Date shall be the first day of the immediately following calendar month.) The Index published for the month immediately preceding each Adjustment Date (the "Current Index") shall be compared with the Index published for the month immediately preceding the last Rent Commencement Date (the "Beginning Index"), to determine the percentage increase in the Monthly Rent for the next twelve (12) months of the Term (the "Current Monthly Rent"). The Monthly Rent for any such period shall be determined by multiplying the Monthly Rent for the first twelve (12) months of the Term in the amount of $112,327.50 per month (the "Initial Monthly Rent") by the ratio of the Current Index to the Beginning Index; provided, however, that in no event shall the Monthly Rent for any year increase by more than three percent (3%) over the Monthly Rent for the preceding year (the "Previous Monthly Rent"). Thus, Current Monthly Rent shall be determined by the following calculations: Current Monthly Rent = Initial Monthly Rent x (Current Index O Beginning Index) provided that Current Monthly Rent (2) Previous Monthly Rent x 103%. If no Index is published for either of the months set forth above, the Index for the next preceding month shall be used. If the base of the Index is revised, the Index increases, if any, shall be calculated with a common base year. If the Index is discontinued or revised, such governmental index with which it is replaced, with appropriate conversion factors, shall be the basis of the adjustment.

C. Credit Against Monthly Rent. The Monthly Rent (but not the Additional Rent) shall be deemed paid as provided below.

(1) Tenant has agreed to pay for the installation of certain Tenant Improvements and Capital Improvements, as more particularly set forth in EXHIBIT B and paragraph 10.A., respectively.

(2) All funds paid by Tenant on (a) the Tenant Improvements, up to a maximum of $1,321,500 and (b) the Initial Capital Improvements and Deferred Capital Improvements, up to a maximum of $2,498,500 (together called "Improvement Credits") shall be applied against Monthly Rent as Monthly Rent becomes due; provided, however, that Tenant shall not be entitled to any Improvement Credits for any Deferred Capital Improvements that are made after the first two (2) years of the Term. The estimated budget for the Tenant Improvements and Capital Improvements is attached as EXHIBIT D to this Lease.

(3) At the end of each calendar month all Improvement Credits paid by Tenant during that month shall begin to accrue interest ("Interest Credits") at the Improvement Interest Rate. Interest Credits shall accrue monthly on the Improvement Credits until the Improvement Credits are applied against Monthly Rent. Interest Credits shall not accrue interest. The Improvement Interest Rate shall be the prime or reference rate of Wells Fargo Bank on the date of Close of Escrow, plus one percent (1%) ("Improvement Interest Rate"), and shall remain fixed during the Term.

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(4) Landlord shall apply against each Monthly Rent payment coming due, first the
Improvement Credits, until the same are exhausted, then the Interest Credits, until the same are exhausted.

(5) Landlord shall have the right, at any time, to reimburse Tenant for the Improvement Credits and Interest Credits that have not been applied against Monthly Rent, in which case the Improvement Credits shall be reduced by the amount of Landlord's reimbursement, and the reimbursed Improvement Credits shall no longer accrue interest.

D. Management Fee. Tenant shall pay to Landlord monthly, as Additional Rent, a management fee equal to one percent (1%) of the Monthly Rent without taking into account the effect of any Improvement Credits or Interest Credits provided for in paragraph 5.C.

E. Additional Rent. All monies required to be paid by Tenant under this Lease, including, without limitation, Real Property Taxes pursuant to paragraph 15, insurance premiums pursuant to paragraph 21, Capital Improvement costs pursuant to paragraph 10.A., Tenant Improvement costs pursuant to EXHIBIT B, and the management fee pursuant to paragraph 5.D. shall be deemed Additional Rent.

F. Prorations. If the Rent Commencement Date for any Building is not the first
(1st) day of a month, or if the termination date of this Lease is not the last day of a month, a prorated installment of Monthly Rent based on a 30-day month shall be paid for the fractional month during which the Lease commences or terminates.

6.   Late Payment Charges.

Tenant acknowledges that late payment by Tenant to Landlord of Rent and other charges provided for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impracticable to fix. Therefore, if any installment of Rent or any other charge due from Tenant is not received by Landlord within ten (10) days after the date such Rent or other charge is due hereunder, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the amount overdue as a late charge for every month or portion thereof that the Rent or other charges remain unpaid. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant.

Initials:


/s/ MAC           /s/ Richard J. Jacquet
Landlord          Tenant

7.   Security Deposit.

Tenant shall deposit with Landlord upon the Close of Escrow the sum of One Million Three Hundred Forty-Seven Thousand Nine Hundred Thirty and no/100ths Dollars ($1,347,930.00) as the Security Deposit for the full and faithful performance of every provision of this Lease to be performed by Tenant. At Tenant's option, for the first twelve (12) months of the Term, the Security Deposit may be in the form of an irrevocable standby letter of credit ("L-C")

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or a credit to be taken by Landlord against the principal balance due under the promissory note executed by Landlord in favor of Tenant in connection with Landlord's acquisition of the Project from Tenant in the original principal amount of $6,500,000.00 (the "Phase I Purchase Promissory Money Note"). At the commencement of the thirteenth (13th) month of the Term, Tenant may either deposit cash or an L-C with Landlord in the amount of the Security Deposit or instruct Landlord to withhold and retain as the Security Deposit One Million Three Hundred Forty-Seven Thousand Nine Hundred Thirty and no/100ths Dollars ($1,347,930.00) from the balance due to Tenant under the Phase I Purchase Money Promissory Note. Nothing herein is intended to, nor shall it be deemed to, extend the maturity date of the Phase I Purchase Money Promissory Note. Any such instruction to withhold and retain as the Security Deposit any amounts due to Tenant under the Phase I Purchase Money Promissory Note shall be given by Tenant prior to the maturity date of the Phase I Purchase Money Promissory Note. Following the commencement of the 25th month of the Term, the Security Deposit shall be reduced to an amount equal to one installment of the then scheduled Monthly Rent (irrespective of any Improvement Credits and/or Interest Credits to which Tenant may be entitled under paragraph 5.C., and taking into account any increases in Monthly Rent provided for in paragraph 5.B.) when all of the following conditions have been met:

A. Tenant is not then in default under this Lease.

B. Tenant has posted two consecutive calendar years of profit since December 31, 1995, as determined by audited financial statements prepared by independent certified public accountants.

C. Tenant's ratio of current assets to current liabilities is 1.5 or higher for two consecutive calendar years after December 31, 1995.

D. Tenant's earnings before interest expense, taxes, depreciation and total amortization (EBITDA) as a percent of Tenant's revenues is fourteen percent (14%) or higher for two consecutive calendar years after December 31, 1995. "Earnings" may include interest income and audited ongoing royalty income (but shall exclude one-time royalty payments), and shall include appropriate deductions for Imputed Rent.

E. The ratio of Tenant's earnings before interest expense, taxes, depreciation and total amortization (EBITDA) minus capital expenditures (free cash flow) to Tenant's interest expense is 3.0 or higher for two consecutive calendar years after December 31, 1995. "Earnings" may include interest income and audited on going royalty income (but shall exclude one-time royalty payments), and shall include appropriate deductions for Imputed Rent. Capital expenditures excludes the cost of Tenant Improvements and Capital Improvements (less any Landlord reimbursements) made by Tenant under this Lease A sample calculation is attached as EXHIBIT E to this Lease.

The reduced Security Deposit shall be paid by Tenant in cash or in the form of an L-C. The balance of any cash deposit then held by Landlord shall be returned to Tenant within ten (10) business days after notice to Landlord of Tenant's election.

If Tenant defaults with respect to any provision of this Lease, after the expiration of any applicable cure or grace periods expressly provided for in this Lease, Landlord may apply all or any part of the Security Deposit for the payment of any rent or other sum in default, the repair of such damage to the Premises or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default to the full extent permitted by law. If Tenant elects to have the Security Deposit be taken as a credit by Landlord against the principal due under the Phase I Purchase Money Promissory Note, Landlord shall be entitled to such credit immediately upon expiration of any applicable cure or grace periods. If any portion of a cash Security Deposit is so applied, or any portion of an L-C posted as the Security Deposit, if applicable, is drawn upon by Landlord for such purposes, Tenant shall either, within ten (10) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount or deposit a replacement L-C with Landlord in the amount of the original L-C. If Tenant is not otherwise in default, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days of termination of the Lease.

If at any time Tenant elects to deposit an L-C as the Security Deposit, the L-C shall be issued by a bank mutually acceptable to Landlord and Tenant, shall be issued for a term of at least twelve (12) months and shall be substantially in the form attached as EXHIBIT F. Tenant shall either replace the expiring L-C with an L-C in an amount equal to the original L-C or renew the expiring L-C, in any event no later than thirty (30) days prior to the expiration of the term of the L-C then in effect. If Tenant fails to deposit a replacement L-C or renew the expiring L-C, Landlord shall have the right to draw upon the expiring L-C for the full amount thereof. Drawing upon the L-C shall be conditioned upon the presentation to the issuer of the L-C of a certified statement executed by a general partner of Landlord that (I) Tenant is in default under the Lease and Landlord is exercising its right to draw upon so much of the L-C as is necessary to cure Tenant's default, or (ii) Tenant has not renewed or replaced an expiring L-C as required by this Lease and Landlord is authorized to draw upon the L-C prior to its expiration. The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the L-C, and such use, application or retention shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

8.   Holding Over.

If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with the express or implied consent of Landlord, such tenancy shall be month-to-month only and shall not constitute a renewal or extension for any further term. If Tenant remains in possession either with or without Landlord's consent, Monthly Rent shall be increased to an amount equal to one hundred twenty-five percent (125%) of the Monthly Rent payable during the last month of the Term, and any other sums due under this Lease shall be payable in the amount and at the times specified in this Lease. Such month-to-month tenancy shall be subject to every other term, condition, and covenant contained herein.

9.   Tenant Improvements.

Landlord agrees to construct the Tenant Improvements pursuant to the terms of EXHIBIT B.

10.  Condition of Premises.

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A. Capital Improvements. Prior to the Commencement Date, Landlord shall complete the following repairs and improvements to the Premises: (1) install new roof on Building 10 and Building 20; (ii) install new HVAC systems for Building 8 and Building 10 and repair HVAC system for Building 20; (iii) install new landscaping; (iv) repair, resurface and restripe parking lots; (v) complete structural repairs to each Building in accordance with the reports prepared by Cecil Wells dated December 27, 1995 and Steve Tipping & Associates dated
November 14, 1995; (vi) paint the exterior of each Building; and (vii) complete any repairs and/or improvements to each Building as required to comply with applicable laws, including the Americans with Disabilities Act (collectively, the "Initial Capital Improvements"). Additionally, Landlord shall, upon written request by Tenant, install a new roof on Building 8 and replace the HVAC system for Building 20 (collectively, the "Deferred Capital Improvements"). The Initial Capital Improvements and the Deferred Capital Improvements shall be referred to collectively herein as the "Capital Improvements." The cost of the Initial Capital Improvements, up to a maximum cost of $2,145,400.00, shall be paid by Tenant ("Tenant's Share of Initial Capital Improvements Costs"); any Initial Capital Improvements costs in excess of$2,145,400.00 shall be paid by Landlord without reimbursement by Tenant. If Tenant requests Landlord to construct the Deferred Capital Improvements during construction of the Initial Capital Improvements and the Tenant Improvements, the cost of the Deferred Capital Improvements, up to a maximum of $353,100.00 shall be paid by Tenant ("Tenant's Share of Deferred Capital Improvement Costs") and any Deferred Capital Improvements costs in excess of $353,100.00 shall be paid by Landlord without reimbursement by Tenant. If, however, Tenant elects to defer construction of the Deferred Capital Improvements until after the date of substantial completion of the Initial Capital Improvements and the Tenant Improvements, any Deferred Capital Improvements costs in excess of $353,100.00 shall also be paid by Tenant. Tenant shall pay Tenant's Share of the Initial Capital Improvements
Costs and Tenant's Share of the Deferred Capital Improvements Costs to Landlord on a progress payment basis, within ten (10) business days after Tenant's receipt of an itemized invoice from Landlord indicating the Capital Improvement costs to be paid. Tenant's Share of the Initial Capital Improvements costs shall include a construction management fee payable to Landlord equal to two and 5/10ths percent (2.5%) of the total cost of the Initial Capital Improvements and Tenant's Share of the Deferred Capital Improvement Costs shall include a construction management fee payable to Landlord equal to two and 5/10ths percent (2.5%) of the total cost of the Deferred Capital Improvements.

B. Punch-List. Within ten (10) days after completion of the Capital Improvements and the Tenant Improvements for each Building, Tenant shall conduct a walk-through inspection of such Building with Landlord and complete a punch-list of items needing additional work. Other than the items specified in the punch-list, if any, by taking possession of any Building, Tenant shall be deemed to have accepted such Building in good, clean and completed condition and repair, subject to all applicable laws, codes and ordinances. Any damage to the Premises caused by Tenant's move-in shall be repaired or corrected by Tenant, at its expense. Tenant acknowledges that neither Landlord nor its Agents have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant's business or for any other purpose, nor has Landlord or its Agents agreed to undertake any Alterations or construct any Improvements to the Premises except as expressly provided in this Lease. If Tenant fails to submit a punch-list to Landlord within such 10-day period, it shall be deemed that there are no Improvement items needing additional work or repair. Landlord's contractor shall complete all reasonable punch-list items within thirty (30) days after the walk-through inspection or as soon as practicable thereafter. Upon completion of such punch-list items, Tenant shall approve such completed items in writing to Landlord. If Tenant fails to approve such items within fourteen (14) days of completion, such items shall be deemed approved by Tenant.

11.  Use of the Premises.

A. Tenant's Use. Tenant shall use the Premises for general office, research and development, light manufacturing, storage, distribution and marketing and any other use permitted by applicable laws. Tenant shall not use the Premises or suffer or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law, rule, regulation or requirement of public authorities now in force or which may hereafter be in force, relating to or affecting the condition, use or occupancy of the Premises. Tenant shall not commit any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment of any other tenant of Landlord or any occupant of nearby property. Tenant shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load determined by a licensed structural engineer or which endanger the structure; nor place any harmful liquids in the drainage systems; nor dump or store waste materials or refuse or allow such to remain outside the Buildings proper, except in the enclosed trash areas provided. Tenant shall not store or permit to be stored or otherwise placed any other material of any nature whatsoever outside the Buildings, except on a temporary basis.

B. Hazardous Materials.

(I) Tenant, at its sole cost, shall comply with all laws relating to the storage, use and disposal of Hazardous Materials (as defined below). If, during the Term of this Lease, Tenant does store, use or dispose of any Hazardous Materials, Tenant shall provide Landlord with a copy of any Hazardous Materials data sheets, hazardous materials management plans ("HMMP"), or other reports or documentation relating to Hazardous Materials that Tenant is required to file with the Redwood City Fire Department or any other governmental agency, if applicable. Such information shall be provided to Landlord (A) within ten (10) days after Lease execution with respect to any Hazardous Materials that are currently used, stored or disposed of by Tenant in, on or from the Premises, and
(B) promptly following submission of any such HMMP's or other reports or documentation to the applicable governmental agency (but in no event later than five (5) business days after the date of such submission) with respect to any Hazardous Materials first used, stored or disposed of by Tenant in, on or from the Premises after the date of this Lease. Additionally, Tenant shall deliver to Landlord upon Lease execution a comprehensive listing of all Hazardous Materials currently used, stored or disposed of by Tenant in, on or from the Premises ("Hazardous Materials List"). Tenant shall provide an updated Hazardous Materials List to Landlord quarterly throughout the Term of this Lease and at other times within ten (10) business days after Landlord's written request therefor if a current Hazardous Materials List is required by Landlord's lender or a prospective lender.

(ii) Notwithstanding anything to the contrary contained in the Purchase and Sale Agreement between Landlord and Tenant for the purchase of the Project by Landlord, Tenant shall be solely responsible for and shall defend, indemnify and hold Landlord and its Agents harmless from and against any and all liabilities, claims, demands, damages and expenses of any kind or nature, including reasonable attorneys' fees and costs, resulting from, or arising out of, any Hazardous Materials used, stored, released or disposed of in, on or about the Premises by Tenant, its agents, employees, contractors, invitees or subtenants during the Term of this Lease, including without limitation, any action, proceeding, claim, demand, suit or proceeding by any governmental agency, quasi-governmental agency or third party (including, without limitation, penalties, fines, clean-up costs, mitigation costs and liens) arising from the use, storage, release or disposal of any such Hazardous Materials in, on or about the Premises by Tenant, its agents, employees, contractors, invitees or subtenants. Tenant shall promptly give Landlord written notice of (A) any release or suspected release of any Hazardous Materials in, on, under or adjacent to the Premises of which Tenant has actual knowledge and that Tenant is required to report to Landlord or any governmental or regulatory agency under applicable laws, and/or (B) any investigation, claim, demand, lawsuit or other action by any governmental or regulatory agency or private party involving the presence or suspected presence of any Hazardous Materials in, on, under or adjacent to the Premises of which Tenant has actual knowledge. Tenant's obligations hereunder shall survive the termination of this Lease.

(iii) Tenant's indemnity obligations under paragraph 11.B.(ii) are subject to the following conditions: (A) Tenant is promptly notified in writing of any such claim(s); (B) Tenant shall have the right to manage the defense of such claim(s) and any settlement negotiations, provided, however, that Tenant shall keep Landlord apprised, on a monthly basis, of the status of any such claims and/or settlement negotiations, and no action may be taken by Tenant which may materially and adversely affect Landlord's rights or obligations without Landlord's consent; (C) Landlord shall cooperate with Tenant in the defense and/or settlement of such claim(s); and (D) subject to the provisions set forth in paragraph 11.B.(iv), Tenant shall have the right to direct and manage the removal, clean-up and/or remediation (collectively, "Remediation") of any Hazardous Materials which may be required under paragraph 11.B.(ii) so long as Tenant is not in default hereunder at the time such Remediation is required and so long as such Remediation is conducted by Tenant in accordance with all applicable laws and governmental regulations. Notwithstanding the foregoing, Landlord shall have the right, in its sole discretion, but without being required to do so, to defend, adjust, settle or compromise any claim, obligation, debt, demand, suit or judgment naming Landlord as a defendant or potentially responsible party arising out of or in connection with the matters covered by Tenant's indemnity and, in such event, Tenant shall reimburse Landlord for all reasonable charges and expenses incurred by Landlord in connection therewith, including reasonable attorneys' fees; provided, however, that Landlord shall not undertake any unilateral action or settlement so long as Tenant or an insurance company, at its or their sole expense, is contesting in good faith, diligently and with continuity such claim, action, obligation, demand or suit, and so long as such claim, action, obligation, demand or suit does not have or threaten to have a material adverse impact on Landlord's assets, reputation or business affairs and does not, in the reasonable judgment of the holder of any deed of trust recorded against the Premises, impair or threaten to impair the value of the security given by Landlord to the holder under such deed of trust. Tenant acknowledges that the holder of any deed of trust recorded against the Premises shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims covered by Tenant's indemnity if the holder of such deed of trust has a reasonable basis to believe that its security under the deed of trust is or might be impaired by such claims or if Landlord is in default under the terms of the deed of trust.

(iv) Tenant shall not commence any Remediation of any Hazardous Materials pursuant to paragraph 11.B.(ii) unless and until (A) Landlord has reasonably approved the environmental consultant and/or engineering firm that will be engaged to assess the nature and extent of the Hazardous Materials that are present and to complete the Remediation of such Hazardous Materials; (B) Landlord has reasonably approved the scope of work and the proposed methods and timing for completing such Remediation of such Hazardous Materials; and (C) Tenant has provided Landlord with documentary evidence that the governmental agency(ies) with jurisdiction over such matter has/have approved Tenant's proposed plan for Remediation of such Hazardous Materials. If Landlord fails to notify Tenant of Landlord's approval or disapproval of Tenant's environmental consultant and/or engineering firm or Tenant's proposed scope of work and proposed methods for completing any Remediation, within thirty (30) days after Landlord's receipt of the above-specified information, Landlord's approval shall be deemed given. Tenant shall complete such Remediation in a diligent manner, in compliance with all applicable laws (including any order issued for such Remediation) and in accordance with applicable governmental standards for such Remediation. Upon completion of such removal, clean-up or other remediation, Tenant shall provide Landlord with a copies of any documentation obtained from any governmental agency(ies) indicating that the required Remediation was completed and accepted by such agency(ies).

(v) Landlord and Landlord's designated consultants and, in the event of a default by Landlord under any deed of trust recorded against the Premises, the holder of such deed of trust and its designated consultants, shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times with reasonable notice and with reasonable frequency, for the purpose of verifying compliance by Tenant with all applicable laws relating to the storage, use or disposal of Hazardous Materials and, in connection therewith, Landlord or the holder of such deed of trust shall be entitled to employ experts and/or consultants, at such party's sole expense, to advise such party with respect to Tenant's installation, operation, use, monitoring, maintenance, or removal of any Hazardous Materials in, on or from the Premises. Any parties entering the Premises to verify such compliance by Tenant as permitted herein shall, at Tenant's request, first execute and deliver to Tenant a confidentiality agreement substantially in the form attached as EXHIBIT G. If at any time Landlord obtains a phase I environmental site assessment of the Premises or the Property which discloses the presence or possible presence of Hazardous Materials in, on, under or adjacent to the Premises or the Property, and the report generated by the environmental consultant as a result of such site assessment recommends that further testing be conducted on the Premises and/or the Property, including invasive testing of the soil and groundwater, to determine the nature, location and extent of such Hazardous Materials, Landlord may cause testing and/or monitoring wells to be installed on or about the Outside Area and may cause the soil and/or ground water to be tested to detect the presence of Hazardous Materials by the use of such tests as are then customarily used for such purposes, provided that Landlord shall use diligent efforts to minimize any inconvenience or disruption to Tenant's business in connection with such installation and testing. The cost of installing, operating and removing any such wells shall bc paid by the party requesting the same unless Tenant is liable for such costs pursuant to the terms of Tenant's indemnity under paragraph 11.B.(ii). Landlord shall provide Tenant with a copy of any final report generated for Landlord by an environmental consultant in connection with the Premises or the Property. Landlord may, however, require Tenant to execute a reasonable confidentiality agreement prior to delivering copies of any such report to Tenant.

(vi) If at any time Landlord determines that Tenant is not in compliance with any laws relating to the storage, use or disposal of Hazardous Materials, Landlord shall notify Tenant in writing of the specific laws and the provisions thereof which Landlord believes Tenant has violated. Except in the event of any emergency, in which event Tenant shall promptly take appropriate action to correct any violation(s), Tenant shall have thirty (30) days after Landlord's notice to correct any such violation(s); provided, however, that if Tenant or Tenant's environmental consultant disagrees with Landlord's determination that a violation has occurred, Landlord and Tenant shall promptly select an independent environmental consultant or environmental attorney mutually acceptable to Landlord and Tenant to review the alleged violation and the determination of such consultant or attorney shall be binding upon Landlord and Tenant. The cost of such consultant or attorney's services shall be shared equally by Landlord and Tenant. If Landlord and Tenant fail to agree on the independent consultant to be selected for such purposes, the consultant shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Landlord agrees that Landlord shall not notify any governmental or regulatory agency of any violation by Tenant of any laws relating to the use, storage or disposal of Hazardous Materials unless (A) Landlord has first notified Tenant in writing of such violation, and (B) Tenant has failed to notify the appropriate governmental or regulatory agency(ies) to the extent required by applicable laws and to provide Landlord with a copy of any such notice(s).

(vii) For the purposes of this Lease, the term "Hazardous Materials" shall mean any substance, material or waste which is or becomes regulated by any local government authority, the State of California, or the United States Government, including, but not limited to, any material or substance which is (a) petroleum,
(b) asbestos, (c), polychlorinated biphenyls, (d) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317), (e) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C.
6903), or (f) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). Nothing contained in this paragraph 11.B. shall be deemed to require Tenant to comply with any Hazardous Materials requirements or standards that are stricter than those imposed by applicable governmental or regulatory agencies.

12.  Quiet Enjoyment.

Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord.

13.  Alterations.

After the Commencement Date, Tenant shall not make or permit any Alterations in, on or about the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that Landlord's consent shall not be required for any nonstructural Alterations that do not exceed Twenty-Five Thousand and no/100ths Dollars ($25,000.00) in cost. In no event, however, shall Tenant make any (i) Alterations to the exterior of the Buildings or the structural portions of the Buildings, (ii) Alterations to and penetrations of the roof of the Buildings, and (iii) Alterations visible from outside the Buildings, without the prior written consent of Landlord to which Landlord may withhold Landlord's consent on wholly aesthetic grounds.

All Alterations shall be installed at Tenant's sole expense, in compliance with all applicable laws, by a licensed contractor, shall be done in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date, and shall not diminish the value of either the Buildings or the Premises. All Alterations made by Tenant shall be and become the property of Landlord upon installation and shall not be deemed Tenant's Personal Property; provided, however, that Landlord shall notify Tenant upon Landlord's consent to such Alterations by Landlord (or if Landlord's consent is not required, upon written request by Tenant) whether Tenant will be required to remove, at Tenant's expense, such Alterations from the Premises at the expiration or sooner termination of this Lease and to return the Premises to their condition as of the Commencement Date of this Lease, normal wear and tear excepted and subject to the provisions of paragraph 23. Notwithstanding any other provision of this Lease, Tenant shall be solely responsible for the maintenance and repair of any and all Alterations made by it to the Premises. Tenant shall give Landlord written notice of Tenant's intention to perform work on the Premises at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice deemed proper before the commencement of any such work.

Subject to Tenant's receipt of all necessary approvals from the City of Redwood City, and Landlord's review and approval of plans and specifications, which approval shall not be unreasonably withheld, Tenant shall have the right to install a temporary building of approximately 1,000 to 1,500 square feet between the Building at 1250 Douglas Avenue and the Building at 550 Broadway. The temporary building shall be installed and maintained by Tenant at its sole expense. At Landlord's election and upon written request by Landlord, Tenant shall remove the temporary building from the Premises at the expiration or sooner termination of this Lease.

14.  Surrender of the Premises.

Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in its condition existing as of the Commencement Date, normal wear and tear and fire or other casualty excepted, with all interior walls repaired if damaged, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulb or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm, and all floors cleaned, all to the reasonable satisfaction of Landlord; provided, however, that if Landlord elects to demolish any Building or Buildings at the expiration of the Term, Tenant shall not be required to repair or restore such Buildings as otherwise provided herein. Tenant shall remove from the Premises all of Tenant's Alterations required to be removed pursuant to paragraph 13, and all Tenant's Personal Property, and repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove such Alterations and Tenant's Personal Property, and such failure continues after the termination of this Lease, Landlord may retain such Property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such Property in public storage for Tenant's account. Tenant shall be liable to Landlord for costs of removal of any such Alterations and Tenant's Personal Property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Tenant shall indemnify Landlord and its Agents against all loss or liability, including reasonable attorneys' fees and costs, resulting from delay by Tenant in so surrendering the Premises.

Normal wear and tear, for the purposes of this Lease, shall be construed to mean wear and tear caused to the Premises by a natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair and janitorial practices. It is not intended, nor shall it be construed, to include items of neglected or deferred maintenance which would have or should have been attended to during the Term of the Lease if the best standards had been applied to properly maintain and keep the Premises at all times in good condition and repair.

15.  Real Property Taxes.

A. Payment by Tenant. On or before April 10 and December 10 of each year of the Term, Tenant shall pay directly to the San Mateo County assessor the Real Property Taxes for the Property as set forth on the assessor's tax bill for the Property. Upon completion of the Build-to-Suit-Premises, the Real Property Taxes payable by Tenant under this Lease shall be a percentage of the Real Property Taxes payable for the Property, which percentage shall be determined by dividing the area of the Buildings by the total area of the Buildings and the Build-to-Suit Premises and multiplying the result by 100. Promptly following payment of the Real Property Taxes, Tenant shall provide Landlord with copies of paid receipts or other documentary evidence that the Real Property Taxes have been paid by Tenant. If Tenant fails to pay the Real Property Taxes on or before April 10 and December 10, respectively, Tenant shall pay to Landlord any penalty incurred by such late payment. In addition, Tenant shall pay any Real Property Tax not included within the county tax assessor's tax bill within ten (10) days after being billed for same by Landlord. The foregoing dates are based on the dates established by the county as the dates on which Real Property Taxes become delinquent if not paid. If such delinquency dates change, the dates on which Tenant must pay the Real Property Taxes for the Property shall be at least ten
(10) days prior to the delinquency dates. Assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges are to be included within the definition of Real Property Taxes for purposes of this Lease. Notwithstanding the foregoing to the contrary, Tenant shall not be liable for any increase in Real Property Taxes resulting from a reassessment of the Property in connection with the sale or transfer of the Property in the following instances: (i) the sale or transfer occurs during the first five (5) years of the Term and a prior sale or transfer of the Property (causing an increase in Real Property Taxes) has occurred during such five (5) year period; or (ii) the sale or transfer occurs during the sixth (6th) through tenth (10th) years of the Term. Tenant shall, however, be liable for any increase in Real Property Taxes resulting from a reassessment of the Premises in connection with the first sale or transfer of the Property that occurs during the first five (5) years of the Term. If any sale or transfer occurs after the expiration of the tenth (10th) year of the Term, Tenant shall be liable for only one-half (1/2) of any increase in Real Property Taxes resulting from a reassessment of the Property in connection with any such sale or transfer and the remaining one-half (1/2) of any such increase in Real Property Taxes shall be paid by

Landlord. For purposes of this paragraph 15, the "first sale or transfer of the Property" shall not include the sale of the Project by Tenant to Landlord.

B. Taxes on Tenant Improvements and Personal Property. Tenant shall pay any increase in Real Property Taxes resulting from any and all Alterations and Tenant Improvements of any kind whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant. Tenant shall pay prior to delinquency all taxes assessed or levied against Tenant's Personal Property in, on or about the Premises or elsewhere. When possible, Tenant shall cause its Personal Property to be assessed and billed separately from the real or Personal Property of Landlord.

C. Proration. Tenant's liability to pay Real Property Taxes shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included at the commencement or expiration of the Term. With respect to any assessments which may be levied against or upon the Property, or which under the laws then in force may be evidenced by improvements or other bonds or may be paid in annual installments, only the amount of such annual installment (with appropriate proration for any partial year) and interest due thereon shall be included with the computation of the annual Real Property Taxes levied against the Property.

16.  Utilities and Services.

Tenant shall be responsible for and shall pay promptly all charges for water, gas, electricity, telephone, refuse pick-up, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Premises, except that resulting from the negligence or willful misconduct of Landlord.

17.  Repair and Maintenance.

A. Landlord's Obligations. Landlord shall keep in good order, condition and repair the structural parts of the Buildings, which structural parts include only the foundation, subflooring, exterior walls (excluding the interior of all walls and the exterior and interior of all windows, doors, ceilings, and plateglass), and the roof structure of the Buildings, except for any damage thereto caused by the negligence or willful acts or omissions of Tenant or of Tenant's agents, employees or invitees, or by reason of the failure of Tenant to perform or comply with any terms of this Lease, or caused by Alterations made by Tenant or by Tenant's agents, employees or contractors. It is an express condition precedent to all obligations of Landlord to repair and maintain that Tenant shall have notified Landlord of the need for such repairs or maintenance. Tenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant's right to make repairs and deduct the expenses of such repairs from the Rent due under this Lease.

B. Tenant's Obligations. Tenant shall at all times and at its own expense clean, keep and maintain in good order, condition and repair every part of the Premises which is not within Landlord's obligation pursuant to paragraph 17.A. Tenant's repair and maintenance obligations shall include the roof membranes, all plumbing and sewage facilities within the Premises, fixtures, interior walls and ceiling, floors, windows, doors, entrances, plate glass, showcases, skylights, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, all mechanical and HVAC systems, any automatic fire extinguisher equipment within the Buildings, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Buildings or the Premises. Tenant shall also maintain the landscaping, parking lots, exterior lighting, signage, and any other facilities located within the boundaries of the Premises (collectively, the "Outside Area") in good order, condition and repair, consistent with the maintenance standards established by Landlord for the balance of the Project. If at any time Landlord determines that Tenant's repair and maintenance of the Outside Area is not consistent with the reasonable maintenance standards established by Landlord for the balance of the Project, Landlord shall notify Tenant in writing of any such deficiencies. If Tenant fails to cure such deficiencies within thirty (30) days after receipt of Landlord's notice, Landlord shall have the right, on thirty (30) days' written notice to Tenant, to assume responsibility for the maintenance and repair of the Outside Area. In such event, Tenant shall reimburse Landlord monthly, as Additional Rent, for the costs incurred by Landlord to repair and maintain the Outside Area. Tenant shall also be responsible for all pest control within the Premises. Tenant shall maintain the HVAC systems in accordance with manufacturer recommendations, which shall include replacement filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking at sheet metal, and recaulking of jacks and vents on an annual basis. At Tenant's option, Tenant may either obtain HVAC systems preventive maintenance contracts for such purpose, or utilize Tenant's facilities maintenance personnel to maintain the HVAC systems provided that Tenant can demonstrate to Landlord's reasonable satisfaction that any facilities maintenance personnel designated for such maintenance have sufficient experience to properly maintain the HVAC system in good operating condition and repair. In either event, Tenant shall have the benefit of all warranties available to Landlord regarding the equipment in such HVAC systems. If Tenant elects to maintain the HVAC systems through a preventive maintenance contract, Tenant shall provide Landlord with copies of all HVAC maintenance reports on a quarterly basis, including copies of contractor recommendations for repairs and/or replacements. If any reasonable repairs and/or replacements are recommended by the contractor, Tenant shall perform such repairs and for replacements and shall provide Landlord with evidence that such repairs and/or replacements have been completed in accordance with the contractor's recommendations. If, however, Tenant elects to utilize its facilities maintenance personnel to maintain the HVAC system, Landlord may, at Landlord's election, have the HVAC systems inspected by a licensed HVAC contractor on an annual basis to confirm whether Tenant has maintained the HVAC systems as required herein. The cost of any such annual inspections shall be paid by Tenant within thirty (30) days after receipt of an invoice from Landlord. The HVAC contractor engaged for such purpose shall be selected by Landlord after receiving competitive bids from at least three (3) licensed HVAC contractors acceptable to Landlord and Tenant.

C. Compliance with Governmental Regulations. Tenant shall, at its cost, comply with, including the making by Tenant of any Alteration to the Premises, all present and future regulations, rules, laws, ordinances, and requirements of all governmental authorities (including, without limitation state, municipal, county and federal governments and their departments, bureaus, boards and officials) arising from Tenant's use or occupancy of, or applicable to, the Premises or in connection with Tenant's enjoyment of the Premises. Notwithstanding the foregoing, Landlord, and not Tenant, shall be obligated to make any Alterations to the structural parts of the Buildings maintained by

Landlord pursuant to paragraph 17.A. that are required to comply with any present and future regulations, rules, laws, ordinances, and governmental requirements unless such Alterations to the structural parts of the Buildings are required solely as a result of any other Alterations to the Buildings made by Tenant during the Term of this Lease, in which case Tenant shall reimburse Landlord for the cost of any such Alterations to the structural parts of the Buildings that are required to comply with regulations, rules, laws, ordinances and governmental requirements.

18.  Liens.

Tenant shall keep the Buildings and the Premises fee from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and hereby indemnifies and holds Landlord and its Agents harmless from all liability and cost, including attorneys' fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within ten (10) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant's intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility. If Tenant fails to so remove any such lien within the prescribed ten 10-day period, then Landlord may do so at Tenant's expense and Tenant shall reimburse Landlord for such amounts upon demand. Such reimbursement shall include all costs incurred by Landlord including Landlord's reasonable attorneys' fees with interest thereon at the Interest Rate.

19.  Landlord's Right to Enter the Premises.

Tenant shall permit Landlord and its Agents to enter the Premises, including the Buildings, at all reasonable times with reasonable notice, except for emergencies in which case no notice shall be required, to inspect the same, to post Notices of Nonresponsibility and similar notices, and real estate "For Sale" signs, to show the Premises to interested parties such as prospective lenders and purchasers, to make necessary repairs, to discharge Tenant's obligations hereunder when Tenant has failed to do so within a reasonable time after written notice from Landlord, and at any reasonable time within one hundred and eighty (180) days prior to the expiration of the Term, to place upon the Buildings and the Outside Area ordinary "For Lease" signs and to show the Premises to prospective tenants. The above rights are subject to reasonable security regulations of Tenant, and to the requirement that Landlord shall at all times act in a manner to cause the least possible interference with Tenant's business.

20.  Signs.

Tenant shall have the exclusive use of the existing "AMPEX" sign located adjacent to Highway 101. Subject to Tenant obtaining all necessary approvals from the City of Redwood City and subject to Landlord's review and approval of plans and specifications for any proposed signage, which approval shall not be unreasonably withheld, Tenant shall have the right to install Tenant identification signage on the exterior of the Buildings. Tenant shall have no right to maintain any Tenant identification sign in any other location in, on or about the Buildings or the Premises and shall not display or erect any other Tenant identification sign, display or other advertising material that is visible from the exterior of the Buildings. Notwithstanding the foregoing,

Tenant shall be permitted to install directional signs on the Premises, subject to Landlord's approval of the size, design and location of such signs, which approval shall not be unreasonably withheld. Any changes to the size, design, color or other physical aspects of Tenant's identification sign(s) shall be subject to the Landlord's prior written approval, which shall not be unreasonably withheld, and any appropriate municipal or other governmental approvals. The cost of Tenant's sign(s) and their installation, maintenance and removal shall be Tenant's sole expense. If Tenant fails to maintain its sign(s), or, if Tenant fails to remove its sign(s) upon termination of this Lease, Landlord may do so at Tenant's expense and Tenant's reimbursement to Landlord for such amounts shall be deemed Additional Rent.

21.  Insurance.

A. Indemnification.

(i) Tenant hereby agrees to defend, indemnify and hold harmless Landlord and its Agents from and against any and all damage, loss, liability or expense including reasonable attorneys' fees and legal costs, suffered directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons which arises out of, is occasioned by or in any way attributable to the use or occupancy of the Premises or any part thereof and adjacent areas by Tenant, the acts or omissions of the Tenant, its agents, employees or any contractors brought onto the Premises by Tenant, except to the extent caused by the negligence or willful misconduct of Landlord or its Agents. Tenant agrees that the obligations assumed herein shall survive this Lease. Tenant's obligations under this paragraph 21.A.(i) are subject to the following conditions: (i) Tenant is promptly notified in writing of any such claim(s); (ii) Tenant shall have the right to control the defense of such claim(s) and any settlement negotiations, provided, however, that no action may be taken by Tenant which may materially and adversely affect Landlord's rights or obligations without Landlord's consent; and (iii) Landlord shall cooperate with Tenant in the defense and/or settlement of such claim(s). Notwithstanding the foregoing, Landlord shall have the right, in its sole discretion, but without being required to do so, to defend, adjust, settle or compromise any claim, obligation, debt, demand, suit or judgment against Landlord arising out of or in connection with the matters covered by the foregoing indemnity and, in such event, Tenant shall reimburse Landlord for all reasonable charges and expenses incurred by Landlord in connection therewith, including reasonable attorneys' fees; provided, however, that Landlord shall not undertake any unilateral action or settlement so long as Tenant or an insurance company, at its or their sole expense, is contesting in good faith, diligently and with continuity such claim, action, obligation, demand or suit, and so long as such claim, action, obligation, demand or suit does not have or threaten to have a material adverse impact on Landlord's assets, reputation or business affairs.

(ii) Landlord hereby agrees to defend, indemnify and hold harmless Tenant from and against any and all damage, loss, liability or expense, including reasonable attorneys' fees and legal costs, suffered directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons which arises out of, is occasioned by or in any way attributable to the acts or omissions of Landlord, its Agents, or any contractors brought onto the Premises by Landlord except to the extent caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Landlord agrees that the obligations assumed herein shall survive this Lease. Landlord's obligations under this paragraph 21.A.(ii) are subject to the following conditions: (i) Landlord is promptly notified in writing of any such claim(s); (ii) Landlord shall have the right to control the defense of such claim(s) and any settlement negotiations, provided, however, that no action may be taken by Landlord which may materially and adversely affect Tenant's rights or obligations without Tenant's consent; and (iii) Tenant shall cooperate with Landlord in the defense and/or settlement of such claim(s). Notwithstanding the foregoing, Tenant shall have the right, in its sole discretion, but without being required to do so, to defend, adjust, settle or compromise any claim, obligation, debt, demand, suit or judgment against Landlord arising out of or in connection with the matters covered by the foregoing indemnity and, in such event, Landlord shall reimburse Tenant for all reasonable charges and expenses incurred by Tenant in connection therewith, including reasonable attorneys' fees; provided, however, that Tenant shall not undertake any unilateral action or settlement so long as Landlord or an insurance company, at its or their sole expense, is contesting in good faith, diligently and with continuity such claim, action, obligation, demand or suit, and so long as such claim, action, obligation, demand or suit does not have or threaten to have a material adverse impact on Tenant's assets, reputation or business affairs.

B. Tenant's Insurance. Tenant agrees to maintain in full force and effect at all times during the Term, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance which afford the following coverages:

(i) Commercial general liability insurance in an amount not less than Three Million and no/100ths Dollars ($3,000,000.00) combined single limit for both bodily injury and property damage which includes blanket contractual liability broad form property damage, personal injury, completed operations, products liability, and fire damage legal (in an amount not less than Twenty-Five Thousand and no/100ths Dollars ($25,000.00)), which policy shall name Landlord and its Agents as additional insureds and shall contain a provision that "the insurance provided Landlord hereunder shall be primary and non-contributing with any other insurance available to Landlord with respect to any damage, loss, liability or expense covered by Tenant's indemnity obligations under paragraph 21.A.(i) of the Lease."

(ii) Causes of loss - special form property insurance (including, without limitation, vandalism, malicious mischief, inflation endorsement, and sprinkler leakage endorsement) on Tenant's Personal Property located on or in the Premises. Such insurance shall be in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise. As long as this Lease is in effect, the proceeds of such policy shall be used for the repair and replacement of such items so insured. Landlord shall have no interest in the insurance proceeds on Tenant's Personal Property. Notwithstanding the foregoing, Tenant shall have the right, at its election, to self-insure with respect to any loss or damage to Tenant's Personal Property.

(iii) Boiler and machinery insurance, including steam pipes, pressure pipes, condensation return pipes and other pressure vessels and HVAC equipment, including miscellaneous electrical apparatus, in an amount satisfactory to Landlord.

C. Premises Insurance. During the Term Landlord shall maintain causes of loss - special form property insurance (including inflation endorsement, sprinkler leakage endorsement, and, at Landlord's option, earthquake and flood coverage) on the Buildings, excluding coverage of all Tenant's Personal Property located on or in the Premises, but including the Tenant Improvements. Such insurance shall also include insurance against loss of rents, including, at Landlord's option, coverage for earthquake and flood, in an amount equal to the Monthly Rent and Additional Rent, and any other sums payable under the Lease, for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall name Landlord and its Agents as named insureds and include a lender's loss payable endorsement in favor of Landlord's lender (Form 438 BFU Endorsement). The deductible payable under any causes of loss - special form policy of insurance (or its equivalent) maintained by Landlord on the Buildings shall not exceed $250,000 per occurrence without the prior written consent of Tenant and, for as long as the Buildings are insured by Landlord under a policy that covers all of the buildings within the Property and, if applicable, all of the buildings within the Project, such deductible shall apply in the aggregate to all of the buildings within the Property and, if applicable, to all of the buildings within the Project, on a per occurrence basis. Tenant shall reimburse Landlord monthly, as Additional Rent, for one-twelfth (12th) of the annual cost of such insurance on the first day of each calendar month of the Term, prorated for any partial month, or on such other periodic basis as Landlord shall elect. If the insurance premiums are increased after the Commencement Date due to an increase in the value of the Buildings or their replacement cost, or due to Tenant's use of the Premises or any improvements installed by Tenant, Tenant shall pay such increase within ten (10) days of notice of such increase. If, however, Landlord elects to maintain a policy or policies of earthquake insurance on the Buildings, Tenant shall be required to reimburse Landlord for any premiums allocable to such insurance policies only if Landlord maintains such insurance coverage on all buildings within the Project and such insurance is available at commercially reasonable rates.

D. Increased Coverage. Upon demand, Tenant shall provide Landlord, at Tenant's expense, with such increased amount of existing insurance, and such other insurance as Landlord or Landlord's lender may reasonably require to afford Landlord and Landlord's lender adequate protection.

E. Co-Insurer. If, on account of the failure of Tenant to comply with the foregoing provisions, Landlord is adjudged a co-insurer by its insurance carrier, then, any loss or damage Landlord shall sustain by reason thereof, including attorneys' fees and costs, shall be borne by Tenant and shall be immediately paid by Tenant upon receipt of a bill therefor and evidence of such loss.

F. Insurance Requirements. All insurance shall be in a form satisfactory to Landlord and Tenant and shall be carried in companies that have a general policy holder's rating of not less than "A" and a financial rating of not less than Class "X" in the most current edition of Best's Insurance Reports; and shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days' prior written notice to Landlord. The policy or policies, or duly executed certificates for them, together with satisfactory evidence of payment of the premium thereon shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, but shall not be required to, order such insurance at Tenant's expense and Tenant shall reimburse Landlord. Such reimbursement shall include all costs incurred by Landlord including Landlord's reasonable attorneys' fees, with interest thereon at the Interest Rate.

G. Landlord's Disclaimer. Landlord and its Agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Buildings or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface, or from any other cause whatsoever, including loss or reduction in utilities, unless caused by or due to the sole negligence or willful misconduct of Landlord. Landlord and its Agents shall not be liable for any latent defect in the Premises. Tenant shall give prompt written notice to Landlord in case of a casualty, accident or repair needed in the Premises.

22.  Waiver of Subrogation.

Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss or damage occasioned to such waiving party for its property or the property of others under its control to the extent that such loss or damage would be covered by any causes of loss - special form policy of insurance or its equivalent. The foregoing waiver shall apply notwithstanding, and shall not be affected by, Tenant's election to self-insure with respect to any loss or damage to Tenant's Personal Property. Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

23.  Damage or Destruction.

A. Landlord's Obligation to Rebuild. If all or any part of the Buildings are damaged or destroyed, Landlord shall promptly and diligently repair the same unless it has the right to terminate this Lease as provided herein and it elects to so terminate.

B. Right to Terminate. Landlord shall have the right to terminate this Lease in the event any of the following events occur:

(i) Insurance proceeds are not available to pay one hundred percent (100%) of the cost of such repair, excluding the deductible for which Tenant shall be responsible;

(ii) The Building(s) cannot, with reasonable diligence, be fully repaired by Landlord within one hundred eighty (180) days after the date of the damage or destruction; or

(iii) The Building(s) cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, chemical waste and other similar dangers.

If Landlord elects to terminate this Lease, Landlord may give Tenant written notice of its election to terminate within thirty (30) days after such damage or destruction, and this Lease shall terminate fifteen (15) days after the date Tenant receives such notice and both Landlord and Tenant shall be released of all further liability under this Lease (except to the extent any provision of this Lease expressly survives termination). If Landlord elects not to terminate the Lease, subject to Tenant's termination right set forth below,

Landlord shall promptly commence the process of obtaining necessary permits and approvals and repair of the affected Building(s) as soon as practicable, and this Lease will continue in full force and effect. All insurance proceeds from insurance under paragraph 21, excluding proceeds for Tenant's Personal Property, shall be disbursed and paid to Landlord. Tenant shall be required to pay to Landlord the amount of any deductibles payable in connection with any insured casualties, unless the casualty was caused by the sole negligence or willful misconduct of Landlord.

Tenant shall have the right to terminate this Lease with respect to the Building(s) that is/are damaged, if the affected Building(s) cannot, with reasonable diligence, be fully repaired within one hundred eighty (180) days from the date of damage or destruction. The determination of the estimated repair periods in this paragraph 23 shall be made by an independent, licensed contractor or engineer within thirty (30) days after such damage or destruction. Landlord shall deliver written notice of the repair period to Tenant after such determination has been made and Tenant shall exercise its right to terminate this Lease, if at all, within ten (10) days of receipt of such notice from Landlord. Upon such termination both Landlord and Tenant shall be released of all further liability under this Lease (except to the extent any provision of this Lease expressly survives termination).

C. Limited Obligation to Repair. Landlord's obligation, should it elect or be obligated to repair or rebuild, shall be limited to the basic Building(s) and the Tenant Improvements and shall not include any Alterations made by Tenant.

D. Abatement of Rent. Rent shall be temporarily abated proportionately, during any period when, by reason of such damage or destruction there is substantial interference with Tenant's use of the Building(s), having regard to the extent to which Tenant may be required to discontinue Tenant's use of the Building(s). Such abatement shall commence upon such damage or destruction and end upon substantial completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to do. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant's Personal Property or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

E. Damage Near End of Term. Anything herein to the contrary notwithstanding, if any Building(s) is/are destroyed or damaged during the last twelve (12) months of the Term, or during the twelve (12) months following Tenant's notice of early termination pursuant to paragraph 4.D., and the Building(s) cannot be restored within thirty (30) days after the date of such damage or destruction, then either Landlord or Tenant may, at its option, cancel and terminate this Lease as to the Building(s) destroyed or damaged as of the date of the occurrence of such damage by delivery of written notice to the other party and, in such event, upon such termination both Landlord and Tenant shall be released of all further liability under this Lease (except to the extent any provision of this Lease expressly survives termination). If neither Landlord nor Tenant elects to terminate this Lease, the repair of such damage shall be governed by paragraphs 23.A. and 23.B.

24.  Condemnation.

If title to all of the Premises or Buildings or so much thereof is taken for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Building(s) will not, in Landlord's and Tenant's mutual opinion, result in the Premises being reasonably suitable for Tenant's continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date that possession of the Premises or Building or part thereof be taken and upon such termination both Landlord and Tenant shall be released of all further liability under this Lease (except to the extent any provision of this Lease expressly survives termination). A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this paragraph.

If any part of the Premises or Building(s) is taken and the remaining part is reasonably suitable for Tenant's continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken, terminate as of the date that possession of such part of the Premises or Building(s) is taken and upon such termination both Landlord and Tenant shall be released of all further liability under this Lease with respect to that portion of the Premises or Building(s) that is taken (except to the extent any provision of this Lease expressly survives termination). The Rent and other sums payable hereunder shall be reduced in the same proportion that Tenant's use and occupancy of the Building(s) is reduced. If any portion of the Outside Area is taken, Tenant's Rent shall be reduced only if such taking materially interferes with Tenant's use of the Outside Area and then only to the extent that the fair market rental value of the Premises is diminished by such partial taking. If the parties disagree as to the amount of Rent reduction, the matter shall be resolved by arbitration and such arbitration shall comply with and be governed by the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure. Each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

Landlord and Tenant shall each be entitled to one-half (1/2) of that portion of the condemnation award that is properly allocable to the value of the leasehold estate created by this Lease. Except for the foregoing allocation, no award for any partial or entire taking of the Premises shall be apportioned between Landlord and Tenant, and Tenant assigns to Landlord its interest in the balance of any award which may be made for the taking or condemnation of the Premises, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed, however, to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant's Personal Property, for the interruption of Tenant's business, or its moving costs, or for the loss of its good will.

25.  Assignment and Subletting.

A. Landlord's Consent. Tenant shall not enter into a Sublet without Landlord's prior written consent, which consent shall not be unreasonably withheld. Any attempted or purported Sublet without Landlord's prior written consent shall be voided and confer no rights upon any third person and, at Landlord's election, shall terminate this Lease. Each Subtenant shall agree in writing, for the benefit of Landlord, to assume, to be bound by, and to perform the terms, conditions and covenants of this Lease to be performed by Tenant. Notwithstanding anything contained herein, Tenant shall not be released from liability for the performance of each term, condition and covenant of this

Lease by reason of Landlord's consent to a Sublet unless Landlord specifically grants such release in writing.

B. Tenant's Notice. If Tenant desires at any time to Sublet one or more entire Building, Tenant shall first notify Landlord in writing of its desire to do so. Within thirty (30) days after Landlord's receipt of Tenant's notice, Landlord may elect to terminate this Lease with respect to the Building(s) that Tenant proposes to Sublet. In such event, Landlord and Tenant shall negotiate in good faith the effective date of such termination and Tenant shall be released of all further liability under this Lease with respect to the Building(s) for which this Lease is terminated (except to the extent any provision of this Lease expressly survives termination).

C. Information to be Furnished. If Landlord elects not to terminate this Lease with respect to the Building(s) that Tenant desires to Sublet, then Tenant shall submit in writing to Landlord: (i) the name of the proposed Subtenant; (ii) the nature of the proposed Subtenant's business to be carried on in the Premises;
(iii) the terms and provisions of the proposed Sublet and a copy of the proposed Sublet form containing a description of the subject premises; and (iv) such financial information, including financial statements, as Landlord may reasonably request concerning the proposed Subtenant.

D. Landlord's Alternatives. At any time within ten (10) days after Landlord's receipt of the information specified in paragraph 25.C., Landlord may, by written notice to Tenant, elect: (i) to consent to the Sublet by Tenant; or (ii) to refuse its consent to the Sublet. If Landlord consents to the Sublet, Tenant may thereafter enter into a valid Sublet of the Premises or portion thereof, upon the terms and conditions and with the proposed Subtenant set forth in the information furnished by Tenant to Landlord, subject, however, at Landlord's election, to the condition that fifty percent (50%) of any excess of the Subrent over the Rent required to be paid by Tenant under this Lease less reasonable attorneys' fees, leasing commissions, tenant improvements and other reasonable subletting costs paid by Tenant on the Sublet, shall be paid to Landlord.

E. Exempt Sublets. Notwithstanding the above, Landlord's prior written consent shall not be required for an assignment of this Lease to a subsidiary, affiliate or parent corporation of Tenant; a corporation into which Tenant merges or consolidates; or a purchaser of all or substantially all of the assets of Tenant provided that: (i) Tenant gives Landlord prior written notice of the name of any such assignee, (ii) the assignee assumes, in writing, for the benefit of Landlord all of Tenant's obligations under the Lease, and (iii) in the case of an assignment to a purchaser of Tenant's assets, as of the date of the transfer, the transferee has a tangible net worth (exclusive of good will) greater than or equal to ten (10) times the net Monthly Rent then payable under the Lease.

F. Proration. If a portion of the Premises is Sublet, the pro rata share of the Rent attributable to such partial area of Premises shall be determined by Landlord by dividing the Rent payable to Tenant hereunder by the total square footage of the Premises and multiplying the resulting quotient (the per square foot rent) by the number of square feet of the Premises which are Sublet.

26.  Default.

A. Tenant's Default. A default under this Lease by Tenant shall exist if any of the following occurs:

(i) If Tenant fails to pay any Rent or any other sum required to be paid hereunder, including, without limitation, any Tenant Improvement costs or Capital Improvement costs payable by Tenant under EXIIBIT B and paragraph 10.A., respectively, within ten (10) days after the date such Rent or other sum is due; or

(ii) If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant fails to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such 30-day period; provided, however, that where such failure could not reasonably be cured within the 30-day period, that Tenant shall not be in default if it commences such performance within the 30-day period and diligently thereafter prosecutes the same to completion; or

(iii) If Tenant assigns its assets for the benefit of its creditors; or

(iv) If the sequestration or attachment of or execution on any material part of Tenant's Personal Property essential to the conduct of Tenant's business occurs, and Tenant fails to obtain a return or release of such Personal Property within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

(v) If Tenant abandons the Premises; or

(vi) If a court makes or enters any decree or order other than under the bankruptcy laws of the United States adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of sixty (60) days.

B. Remedies. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

(i) Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

(ii) Landlord may terminate Tenant's right to possession of the Premises at any time by giving written notice to that effect, and relet the Premises or any part thereof. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, broker's commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining term of this Lease. No act by Landlord other than giving written notice of termination to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession. On termination, Landlord has the right to remove all Tenant's Personal Property and store same at Tenant's cost and to recover from Tenant as damages:

(a) The worth at the time of award of the unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, the then unamortized cost of the Tenant Improvements (to the extent that such unamortized cost is not recovered by Landlord through any amounts awarded to Landlord as the Rent due for the balance of the Term after the time of award) and any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(e) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The "worth at the time of award" of the amounts referred to in paragraphs 26.B.(ii)(a) and 26.B.(ii)(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The "worth at the time of award" of the amount referred to in paragraph 26.B.(ii)(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

(iii) Landlord may, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No reentry or taking possession of the Premises by Landlord pursuant to this paragraph shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

(iv) This Lease shall not be severable as to any one or more of the Buildings. A default under this Lease with respect to one Building shall be a default with respect to all Buildings under this Lease and a termination of this Lease shall be a termination with respect to each Building.

C. Landlord's Default. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord specifying the nature of such default; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then

Landlord shall not be deemed to be in default if it shall commence such performance within such 30-day period and thereafter diligently prosecute the same to completion. In the event of any default hereunder by Landlord, Tenant shall have all remedies available to Tenant at law or in equity.

27.  Subordination.

If the holder or holders of any ground or underlying lease, mortgage or deed of trust which affects the Premises ("Encumbrance") shall require that this Lease be prior and superior to the lien of such Encumbrance, within fifteen (15) days of written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver any and all documents or instruments, in the form presented to Tenant, which Landlord or the holder of such Encumbrance deems necessary or desirable for such purposes. Provided that the applicable holder of the Encumbrance executes, acknowledges, and delivers a commercially reasonable subordination, nondisturbance and attornment agreement, Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or the Property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof, and within fifteen (15) days after Landlord's written request, Tenant shall execute any commercially reasonable instruments, releases or other documents required by Landlord or the holder of the Encumbrance to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, it shall be deemed that this Lease is subordinated. Any instrument describing such lease or mortgage or deed of trust to which this Lease may be subordinated shall include, as a condition precedent to Tenant's obligation to execute same, commercially reasonable nondisturbance provisions to the effect that, notwithstanding such subordination, the Holder agrees that so long as Tenant faithfully discharges all obligations on its part to be kept and performed under this Lease in accordance with its terms, its tenancy will not be affected by any default under such lease or mortgage or deed of trust, and in the event of termination of such lease or foreclosure or sale under power of sale or deed in lieu of sale, or any transfer of Landlord's interest, all rights, benefits, privileges and remedies of Tenant under this Lease shall remain in effect.

Notwithstanding anything to the contrary set forth in this paragraph, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance.

28.  Notices.

Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally served or in lieu of personal service may be given by mail. If given by mail, such notice shall be deemed to have been given when seventy-two (72) hours have elapsed from the time when such notice was deposited in the United States mail, registered or certified, and postage prepaid, addressed to the party to be served. At the date of execution of this Lease, the addresses of Landlord and Tenant are as set forth in paragraph 1. After the Commencement Date, the address of Tenant shall be the address of the Premises. Either party may change its address by giving notice of same in accordance with this paragraph.

29.  Attorneys' Fees.

If either party brings any action or legal proceeding for damages for an alleged breach of any provision of this Lease, to recover rent, or other sums due, to terminate the tenancy of the Premises or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and costs.

30.  Estoppel Certificates.

Tenant shall within fifteen (15) days following written request by Landlord:

(i) Execute and deliver to Landlord any documents, including estoppel certificates, in the form prepared by Landlord (a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of the Landlord, stating the nature of such uncured defaults, and (c) evidencing the status of the Lease as may be required either by a lender making a loan to Landlord to be secured by deed of trust or mortgage covering the Premises or a purchaser of the Premises from Landlord. Tenant's failure to deliver an estoppel certificate within fifteen (15) days after delivery of Landlord's written request therefor shall be conclusive upon Tenant
(a) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that there are now no uncured defaults in Landlord's performance and (c) that no Rent has been paid in advance.

If Tenant fails to so deliver a requested estoppel certificate within the prescribed time it shall be conclusively presumed that this Lease is unmodified and in full force and effect except as represented by Landlord.

(ii) Deliver to Landlord the current financial statements of Tenant, and financial statements of the two (2) years prior to the current financial statements year, with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied.

31.  Transfer of the Premises by Landlord.

In the event of any conveyance of the Premises and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the date of such conveyance and assignment and Tenant agrees to attorn to such transferee provided such transferee assumes Landlord's obligations under this Lease.

32.  Landlord's Right to Perform Tenant's Covenants.

If Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, and such failure shall continue after the expiration of any applicable grace or cure periods provided in this Lease, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Landlord and all penalties, interest and costs in connection therewith shall be due and payable by Tenant on the next day after any such payment by Landlord, together with interest thereon at the Interest Rate from such date to the date of payment by Tenant to Landlord, plus collection costs and attorneys' fees. Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent.

33.  Tenant's Remedy.

If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Premises and out of Rent or other income from such property receivable by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title or interest in the Premises, and neither Landlord nor its agents shall be liable for any deficiency.

34.  Mortgagee Protection.

If Landlord defaults under this Lease, Tenant will notify any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises, and offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

35.  Brokers.

Tenant warrants and represents that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for Cornish and Carey Commercial, which represents both Landlord and Tenant, and that it knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Lease.

36.  Acceptance.

This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant. Neither party shall record this Lease nor a short form memorandum thereof.

37.  Parking.

Tenant shall have the exclusive right to use all parking spaces located within the boundaries of the Premises, upon terms and conditions, as may from time to time be reasonably established by Landlord, until such time as Landlord constructs any buildings on the Property for occupancy by any tenant(s) other than Tenant. In such event, upon completion of such building(s) the Outside Area, including the parking areas, shall be converted to common area, available for the non-exclusive use by Tenant and any other tenant(s) of the Property, and Tenant shall have nonexclusive right to use Tenant's pro rata share of all parking spaces located within the boundaries of the Property, but not less than 370 parking spaces. Should parking charges or surcharges of any kind be imposed on the parking facilities by a governmental agency, Tenant shall reimburse

Landlord for such charges and/or surcharges or, if possible, shall pay such charges and/or surcharges directly to the governmental agency and, in such event, Tenant shall provide Landlord with proof that such charges and/or surcharges have been paid by Tenant.

38.  General.

A. Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

B. Executed Copy. Any fully executed copy of this Lease shall be deemed an original for all purposes.

C. Time. Time is of the essence for the performance of each term, condition and covenant of this Lease.

D. Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

E. Gender; Singular, Plural. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

F. Binding Effect. The covenants and agreement contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent this Lease is assignable.

G. Waiver. The waiver by Landlord of any breach of any term, condition or covenant, of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach at the time of acceptance of such payment. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord.

H. Entire Agreement. This Lease is the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

I. Authority. If Tenant is a corporation or a partnership, each individual executing this Lease on behalf of said corporation or partnership, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, statement of partnership or certificate of limited partnership, as the case may be, and that this Lease is binding upon said entity in accordance with its terms. Landlord, at its option, may require a copy of such written authorization to enter into this Lease.

J. Exhibits. All exhibits, amendments, riders and addenda attached hereto are hereby incorporated herein and made a part hereof.

K. Lease Summary. The Lease Summary attached to this Lease is intended to provide general information only. In the event of any inconsistency between the Lease Summary and the specific provisions of this Lease, the specific provisions of this Lease shall prevail.

L. Nondisturbance. Within thirty (30) business days after this Lease has been fully executed by Landlord and Tenant, Landlord shall provide Tenant with a non-disturbance and attornment agreement in form reasonably acceptable to Tenant.

THIS LEASE is effective as of the date the last signatory necessary to execute the Lease shall have executed this Lease and supersedes in whole the Lease between The Martin Group of Companies, Inc., as landlord, and Ampex Corporation, as tenant, dated November 22, 1995.

TENANT:

Dated Ampex Corporation, a Delaware corporation


By /s/ Richard J. Jacquet
   ----------------------
Its Vice President

By

Its

LANDLORD:

Dated Martin/Campus Associates, L.P., a
      Delaware limited partnership

By Martin/Redwood Partner L.P.,
a California limited partnership,
General Partner

By The Martin Group of Companies,
Inc., a California corporation,
General Partner


By /s/ Michael A. Covarrubias
   --------------------------
Its President